Exhibit 10.1

Offer Letter to James A. Schoeneck

April 3, 2011

Mr. James A. Schoeneck

[address]

Dear Jim:

On behalf of the Board of Directors, I am very pleased to extend to you this offer to become Depomed’s President and Chief Executive Officer.

Your initial rate of pay as President and Chief Executive Officer will be $540,000 per year.  Your salary will be reviewed periodically, consistent with the Company’s compensation policies.  You will receive no additional compensation for your service as a Director.

In connection with your appointment as President and Chief Executive Officer, the Compensation Committee of the Board of Directors has approved, effective upon your first day of employment, the grant to you of an option to purchase 500,000 shares of common stock (the “Option”) with an exercise price equal to the closing sale price of the common stock on the Nasdaq Global Market on your first day of employment (the “Closing Price”) that vests 12 and one-half  percent on the date that is six months following the date of grant and in equal monthly installments thereafter over the next forty-two months, such that the Option will be fully vested and exercisable on the anniversary of the grant date in 2015.  The Option will be subject to the terms and conditions set forth in the Company’s 2004 Equity Incentive Plan, the grant document and the Management Continuity Agreement to be entered into between you and Depomed (the “Management Continuity Agreement”).

Effective upon your first day of employment, you will be entitled to a sign-on bonus of $125,000.  You will also be entitled to participate in Depomed’s Bonus Plan, with a bonus target of 55 percent of your base salary, subject to the achievement of corporate and personal goals.  The annual bonus will be pro-rated for any partial year of employment.

You will be eligible to receive relocation assistance, as follows:

(1) Subject to paragraph (2) immediately below, should you relocate your residence to the San Francisco area within 24 months of your initial hire date and subject to the limitations set forth herein, the Company will reimburse you for reasonable out-of-pocket residence relocation expenses incurred by you in connection with the your residence relocation to the San Francisco area; provided, however, that with respect to any such residence relocation expenses that constitute taxable income to you, the Company will reimburse such expense and pay you an additional amount equal to 55% of such expense.  Your residence relocation expenses eligible for reimbursement may include those incurred in connection with the sale of your current residence, expenses associated with your move of household goods to San Francisco, up to two house hunting trips to San Francisco for your family, and the final residence relocation trip to San Francisco for you and your family.  Additionally, the Company will reimburse you for the transaction costs associated with the purchase of a new residence in the San Francisco area, which may include not more than a total of 1% of the purchase price of the residence for mortgage origination fees or “points,” and other fees or services incurred in connection with establishing a new residence, for example, utility company fees.  In order to be eligible for reimbursement, you must provide receipts or other appropriate documentation of such expenses to the Company no later than ninety (90) following incurring such expenses.  The Company will make all expense reimbursement payments (including any applicable corresponding tax gross-up payment) within thirty (30) days of your submission of such expense documentation to the Company.  In connection with any residence relocation reimbursed by the Company, you will consult with the Company regarding the type and amount of anticipated reimbursable relocation expenses in advance of incurring such expenses.

(2) In addition, prior to your relocation to the San Francisco area, you will receive an additional monthly transition payment equal to $7,000, payable for 12 months.  If, after 12 months following your initial hire date you choose not to relocate your residence, you will receive $7,000 a month for an additional six months, but will not be eligible to receive residence relocation assistance.  Such monthly transition payments will be subject to all tax withholding.

In the event you incur an Involuntary Termination (as such term is defined in the Management Continuity Agreement) prior to a Change in Control (as such term is defined in the Management Continuity Agreement), subject to your execution of a release in a form reasonably satisfactory to the Company and the expiration of the statutory revocation period, you will be entitled to receive a severance payment equal to one year of your base salary.  Payment will be made periodically, in accordance with the Company’s standard payroll practice, beginning on the first payroll date that is 30 days from your last day worked.  Severance payments will be payable for one (1) year; provided however, that severance payments otherwise payable pursuant to this paragraph will be reduced dollar for dollar by any compensation received by you in connection with employment by another employer during the period of such payments.  Self-employment, including consulting services provided by you that are less than full-time, will not constitute employment by another employer.  You agree to immediately notify the Company of such compensation.  For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment will be considered a separate payment.  In addition, if you elect to continue group health insurance coverage upon your separation from service, then the Company will continue to pay on your behalf the portion of the monthly premium that the Company contributes to your healthcare premiums immediately prior to your termination of employment until the earlier of (A) one (1) year or (B) the date you become eligible for health insurance in connection with your new employment.  Notwithstanding the foregoing, in the event the Board of Directors concludes in its reasonable judgment that the provision of subsidized COBRA benefits to you could cause the Company to become subject to excise tax as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, the Company shall pay you a monthly amount in cash equal to the amount of the COBRA subsidy during the period the Company is obligated to provide you with subsidized COBRA benefits.  Further you will be granted additional vesting in your Option, any additional options to purchase common stock and any restricted stock or restricted stock units subject to vesting as if you had continued employment with the Company for an additional three-month period.  For clarity, in no event will you be entitled to receive severance payments under both this letter and the Management Continuity Agreement.

Notwithstanding anything contrary in the foregoing, to the extent any payment that is contingent on your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(i) of the Code, such payment will not be payable until the date that is the earlier of (A) six months and one day after your separation from service or (B) your death.  Any delayed payments will be made in the seventh month after your separation from service.

You will also participate in the Company’s complete benefits package, subject to the terms and conditions of each benefit plan.

You may continue your existing board memberships, but may not join any additional boards without consent of the Board of Directors.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

If you have not already done so, please disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  The Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  You agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

All our employees are required to sign an Employee Confidentiality and Invention Assignment Agreement.  You will be expected to enter into our standard Employee Confidentiality and Invention Assignment Agreement upon the commencement of your employment.

This offer will expire at 7 p.m. local time on April 3, 2011.  If you elect to accept this offer, please sign and return one copy of this letter to me by fax.

On behalf of the Board of Directors,

/s/ Peter Staple
Peter Staple, Chairman of the Board of Directors

This letter correctly sets forth our agreement:

/s/ James A. Schoeneck
James A. Schoeneck

Date: April 3, 2011